UnitedHealth Group Reports Third Quarter 2025 Results
and Raises Full Year 2025 Earnings Outlook
•Third Quarter 2025 Revenues of $113.2 Billion Grew 12% Year-Over-Year
•Third Quarter Earnings of $2.59 Per Share, Adjusted Earnings $2.92 Per Share
•Cash Flows from Operations were $5.9 Billion, or 2.3x Net Income
•Raises Full Year 2025 Earnings Outlook to at least $14.90 Per Share; Adjusted Earnings of at least $16.25 Per Share
(October 28, 2025) UnitedHealth Group (NYSE: UNH) reported third quarter 2025 results, reflecting the continued execution on its performance agenda, refocus on its mission and culture, and return to sustained growth.
“We remain focused on strengthening performance and positioning for durable and accelerating growth in 2026 and beyond, and our results this quarter reflect solid execution toward that goal,” said Stephen Hemsley, chief executive officer of UnitedHealth Group.
UnitedHealth Group raised its 2025 earnings outlook to reflect net earnings of at least $14.90 per share and adjusted net earnings of at least $16.25 per share.
Third Quarter 2025 Key Performance Metrics
•Consolidated revenues of $113.2 billion, up 12% year-over-year.
•Earnings from operations were $4.3 billion; net margin of 2.1%.
•Adjusted EPS of $2.92; GAAP EPS of $2.59.
•Medical care ratio (MCR) of 89.9% was in line with expectations outlined in the second quarter 2025.
•Operating cost ratio of 13.5% reflecting investments to support future growth.
•UnitedHealthcare revenues grew 16% year-over-year to $87.1 billion, driven by growth in Medicare & Retirement and Community & State; UnitedHealthcare served 50.1 million consumers domestically, up 795,000 year-over-year.
•Optum revenues grew 8% year-over-year to $69.2 billion, driven by growth in Optum Rx.
•September 30, 2025, debt-to-capital ratio of 44.1% unchanged from the second quarter 2025 and inclusive of the impact of closing the Amedisys transaction on August 14, 2025.

Quarterly Financial Performance
	Three Months Ended			Change From
	September 30, 2025	September 30, 2024	June 30, 2025	September 30, 2024	June 30, 2025

Revenues	$113.2 billion	$100.8 billion	$111.6 billion	+12%	+1%
Earnings from Operations	$4.3 billion	$8.7 billion	$5.2 billion	-50%	-16%
Net Margin	2.1%	6.0%	3.1%	-390bps	-100bps

•UnitedHealth Group’s third quarter 2025 revenues grew $12.3 billion year-over-year to $113.2 billion.
•Third quarter earnings from operations were $4.3 billion and adjusted net earnings were $2.92 per share.
•The third quarter consolidated medical care ratio of 89.9% reflected utilization in line with expectations outlined in the second quarter 2025. The year-over-year increase of 470 basis points was primarily driven by the previously described significantly elevated cost trends, as well as the ongoing effects of the Biden-era Medicare funding reductions and changes to the Part D program from the Inflation Reduction Act. Medical reserve development was $80 million favorable in the third quarter 2025.
•Days claims payable of 46.2 compared to 44.5 in the second quarter 2025 and 47.4 in third quarter 2024. Days sales outstanding were flat year-over-year at 18.6 and down 1.3 days sequentially.
•The third quarter 2025 operating cost ratio of 13.5% compared to 13.2% in the year ago quarter.
•Cash flows from operations were $5.9 billion in the third quarter 2025, or 2.3x net income.

UnitedHealthcare provides health care benefits globally, serving individuals and employers, and Medicare and Medicaid beneficiaries. UnitedHealthcare is dedicated to improving the value customers and consumers receive by improving health and wellness, enhancing the quality of care received, simplifying the health care experience and reducing the total cost of care.

Quarterly Financial Performance
	Three Months Ended			Change From
	September 30, 2025	September 30, 2024	June 30, 2025	September 30, 2024	June 30, 2025

Revenues	$87.1 billion	$74.9 billion	$86.1 billion	+16%	+1%
Earnings from Operations	$1.8 billion	$4.2 billion	$2.1 billion	-57%	-13%
Operating Margin	2.1%	5.6%	2.4%	-350bps	-30bps

UnitedHealthcare
•UnitedHealthcare’s third quarter 2025 revenues of $87.1 billion grew $12.2 billion or 16% year-over-year. UnitedHealthcare served 50.1 million people domestically in the third quarter 2025, an increase of 795,000 year-over-year.
•UnitedHealthcare’s third quarter 2025 earnings from operations were $1.8 billion compared to $4.2 billion in third quarter 2024. Third quarter 2025 operating margin of 2.1% compared to 5.6% in third quarter 2024, primarily due to elevated medical cost trend, the effects of the Biden-era Medicare funding reductions and Part D IRA impacts.
UnitedHealthcare Employer & Individual
•UnitedHealthcare Employer & Individual third quarter 2025 revenues were $19.9 billion compared to $19.8 billion in third quarter 2024.
•The number of people served domestically increased by 200,000 year-over-year, with growth in employer self-funded offerings of 660,000 partially offset by attrition in both group fully-insured and individual products.
UnitedHealthcare Medicare & Retirement
•UnitedHealthcare Medicare & Retirement third quarter 2025 revenues of $43.4 billion grew $8.5 billion or 24% year-over-year due to growth in the number of people served and the effects of the Part D IRA impacts.
•People served with individual and group Medicare Advantage offerings grew 85,000 in the third quarter 2025 and 625,000 year-over-year.
UnitedHealthcare Community & State
•UnitedHealthcare Community & State third quarter 2025 revenues of $23.8 billion grew 18% year-over-year, driven by growth in serving people with complex needs and Medicaid rate improvements.
•Members served contracted by 30,000 in the third quarter 2025.

The Optum health services businesses serve the global health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using market-leading information, analytics and technology to yield clinical insights, Optum helps improve overall health system performance by optimizing care quality, reducing care costs and improving the consumer experience.

Quarterly Financial Performance
	Three Months Ended			Change From
	September 30, 2025	September 30, 2024	June 30, 2025	September 30, 2024	June 30, 2025

Revenues	$69.2 billion	$63.9 billion	$67.2 billion	+8%	+3%
Earnings from Operations	$2.5 billion	$4.5 billion	$3.1 billion	-44%	-18%
Operating Margin	3.6%	7.0%	4.6%	-340bps	-100bps

Optum Health
•Optum Health’s third quarter 2025 revenues of $25.9 billion were flat year-over-year.
•Third quarter 2025 earnings from operations were $255 million, reflecting an operating margin of 1%. This compares to operating earnings of $2.2 billion and an operating margin of 8.3% in the third quarter 2024. The year-over-year decline was driven by continued reimbursement pressure due to the Medicare funding reductions and elevated utilization and costs.
Optum Insight
•Optum Insight’s third quarter 2025 revenues of $4.9 billion were flat year-over-year.
•Third quarter 2025 earnings from operations were $706 million compared to $791 million a year ago and operating margins were 14.4% and 16.0%, respectively, due to investments to support future growth. The contract revenue backlog was $32.1 billion.
Optum Rx
•Optum Rx’s third quarter 2025 revenues of $39.7 billion increased 16% year-over-year driven by growth in script volumes from new clients and growth in existing clients, as well as growth in pharmacy services.
•Earnings from operations for third quarter 2025 were $1.5 billion compared to $1.5 billion a year ago and operating margins were 3.9% and 4.5%, respectively. The operating margin decline year-over-year was primarily due to the mix effects of higher cost drugs driving higher revenue growth in the third quarter 2025 but with lower margins. Adjusted scripts grew to 414 million, up from 407 million last year.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow UnitedHealth Group on LinkedIn.
Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the company’s results, strategy and future outlook on a conference call with investors at 8:00 a.m. Eastern Time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Relations page of the company’s website (www.unitedhealthgroup.com). Following the call, a webcast replay will be on the Investor Relations page through November 11, 2025. This earnings release and the Form 8-K dated October 28, 2025, can also be accessed from the Investor Relations page of the company’s website.
Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of the non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release.
Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities laws. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; cyberattacks, other privacy/data security incidents, or our failure to comply with related regulations; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; the DOJ’s legal actions concerning our participation in the Medicare program; our ability to maintain and achieve improvement in quality scores impacting revenue; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; risks and uncertainties associated with our businesses providing pharmacy care services; competitive pressures, including our ability to maintain or increase our market share; changes in or challenges to our public sector contract awards; failure to achieve targeted operating cost productivity improvements; failure to develop and maintain satisfactory relationships with health care payers, physicians, hospitals and other service providers; the impact of potential changes in tax laws and regulations; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to complete, manage or integrate strategic transactions; risk and uncertainties associated with the sale of our remaining operations in South America; risks associated with public health crises arising from large-scale medical emergencies, pandemics, natural disasters and other extreme events; failure to attract, develop, retain, and manage the succession of key employees and executives; our investment portfolio performance; impairment of our goodwill and intangible assets; failure to protect proprietary rights to our databases, software and related products; downgrades in our credit ratings; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, reinvest in our business, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock.
This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations, more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.

Investors:	Media:
investor_relations@uhg.com	uhgmedia@uhg.com

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Quarter Ended September 30, 2025

•Condensed Consolidated Statements of Operations
•Condensed Consolidated Balance Sheets
•Condensed Consolidated Statements of Cash Flows
•Supplemental Financial Information - Businesses
•Supplemental Financial Information - People Served and Performance Metrics
•Reconciliation of Non-GAAP Financial Measure

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Premiums	$88,979	$77,442	$263,418	$232,327
Products	13,296	12,631	39,896	36,751
Services	9,754	9,104	27,765	26,742
Investment and other income	1,132	1,643	3,273	3,651
Total revenues	113,161	100,820	334,352	299,471
Operating costs
Medical costs	79,958	65,957	231,954	197,150
Operating costs	15,223	13,280	42,595	40,519
Cost of products sold	12,566	11,834	37,975	34,230
Depreciation and amortization	1,099	1,041	3,244	3,058
Total operating costs	108,846	92,112	315,768	274,957
Earnings from operations	4,315	8,708	18,584	24,514
Interest expense	(1,003)	(1,074)	(3,028)	(2,903)
Loss on sale of subsidiary and subsidiaries held for sale	(83)	(20)	(139)	(8,331)
Earnings before income taxes	3,229	7,614	15,417	13,280
Provision for income taxes	(686)	(1,356)	(2,828)	(3,822)
Net earnings	2,543	6,258	12,589	9,458
Earnings attributable to noncontrolling interests	(195)	(203)	(543)	(596)
Net earnings attributable to UnitedHealth Group common shareholders	$2,348	$6,055	$12,046	$8,862
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$2.59	$6.51	$13.21	$9.53
Adjusted earnings per share attributable to UnitedHealth Group common shareholders (a)	$2.92	$7.15	$14.22	$20.85
Diluted weighted-average common shares outstanding	908	930	912	930
(a)See page 12 for a reconciliation of the non-GAAP measure.

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash and short-term investments	$30,614	$29,113
Accounts receivable, net	22,672	22,365
Other current assets	41,781	34,301
Total current assets	95,067	85,779
Long-term investments	52,996	52,354
Other long-term assets	167,206	160,145
Total assets	$315,269	$298,278
Liabilities, redeemable noncontrolling interests and equity
Medical costs payable	$40,181	$34,224
Short-term borrowings and current maturities of long-term debt	7,737	4,545
Other current liabilities	67,608	65,000
Total current liabilities	115,526	103,769
Long-term debt, less current maturities	72,399	72,359
Other long-term liabilities	21,531	19,559
Redeemable noncontrolling interests	4,244	4,323
Equity	101,569	98,268
Total liabilities, redeemable noncontrolling interests and equity	$315,269	$298,278

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating Activities
Net earnings	$12,589	$9,458
Noncash items:
Depreciation and amortization	3,244	3,058
Deferred income taxes and other	(955)	(844)
Share-based compensation	795	831
Loss on sale of subsidiary and subsidiaries held for sale	139	8,331
Net changes in operating assets and liabilities	2,777	1,001
Cash flows from operating activities	18,589	21,835
Investing Activities
Sales and maturities of investments, net of purchases	1,657	1,852
Purchases of property, equipment and capitalized software	(2,674)	(2,587)
Cash paid for acquisitions and other transactions, net	(4,436)	(11,674)
Loans to care providers - cyberattack	—	(8,904)
Repayments of care provider loans - cyberattack	1,543	3,189
Other, net	(2,164)	(1,284)
Cash flows used for investing activities	(6,074)	(19,408)
Financing Activities
Common share repurchases	(5,545)	(4,028)
Dividends paid	(5,914)	(5,601)
Net change in short-term borrowings and long-term debt	2,438	15,120
Other, net	(1,592)	(661)
Cash flows (used for) from financing activities	(10,613)	4,830
Effect of exchange rate changes on cash and cash equivalents	25	(30)
Increase in cash and cash equivalents, including cash within businesses held for sale	1,927	7,227
Less: net increase in cash within businesses held for sale	(29)	(254)
Net increase in cash and cash equivalents	1,898	6,973
Cash and cash equivalents, beginning of period	25,312	25,427
Cash and cash equivalents, end of period	$27,210	$32,400

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - BUSINESSES
(in millions, except percentages)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
UnitedHealthcare	$87,070	$74,853	$257,790	$224,076
Optum	69,177	63,925	200,287	187,856
Eliminations	(43,086)	(37,958)	(123,725)	(112,461)
Total consolidated revenues	$113,161	$100,820	$334,352	$299,471
Earnings from Operations
UnitedHealthcare	$1,805	$4,212	$9,106	$12,611
Optum (a)	2,510	4,496	9,478	11,903
Total consolidated earnings from operations	$4,315	$8,708	$18,584	$24,514
Operating Margin
UnitedHealthcare	2.1%	5.6%	3.5%	5.6%
Optum	3.6%	7.0%	4.7%	6.3%
Consolidated operating margin	3.8%	8.6%	5.6%	8.2%

Revenues
UnitedHealthcare Employer & Individual - Domestic	$19,049	$18,985	$57,065	$55,470
UnitedHealthcare Employer & Individual - Global	826	769	2,427	2,892
UnitedHealthcare Employer & Individual - Total	19,875	19,754	59,492	58,362
UnitedHealthcare Medicare & Retirement	43,356	34,904	127,684	105,294
UnitedHealthcare Community & State	23,839	20,195	70,614	60,420

Optum Health	$25,900	$25,917	$76,414	$79,698
Optum Insight	4,915	4,931	14,373	13,976
Optum Rx	39,679	34,207	113,270	97,457
Optum eliminations	(1,317)	(1,130)	(3,770)	(3,275)
(a)Earnings from operations for Optum for the three and nine months ended September 30, 2025 included $255 and $2,505 for Optum Health; $706 and $2,665 for Optum Insight; and $1,549 and $4,308 for Optum Rx, respectively. Earnings from operations for Optum for the three and nine months ended September 30, 2024 included $2,161 and $5,979 for Optum Health; $791 and $1,827 for Optum Insight; and $1,544 and $4,097 for Optum Rx, respectively.

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION - PEOPLE SERVED AND PERFORMANCE METRICS
(unaudited)
UnitedHealthcare Customer Profile
(in thousands)

People Served	September 30, 2025	June 30, 2025	December 31, 2024	September 30, 2024
Commercial:
Risk-based	8,440	8,440	8,845	8,900
Fee-based	21,490	21,530	20,885	20,830
Total Commercial	29,930	29,970	29,730	29,730
Medicare Advantage	8,435	8,350	7,845	7,810
Medicaid	7,460	7,490	7,435	7,450
Medicare Supplement (Standardized)	4,300	4,305	4,335	4,340
Total Community and Senior	20,195	20,145	19,615	19,600
Total UnitedHealthcare - Medical	50,125	50,115	49,345	49,330

Supplemental Data
Medicare Part D stand-alone	2,795	2,800	3,050	3,055
South American businesses held for sale	1,160	1,165	1,330	1,335
Optum Performance Metrics

	September 30, 2025	June 30, 2025	December 31, 2024	September 30, 2024
Optum Health Consumers Served (in millions)	96	98	100	104
Optum Insight Contract Backlog (in billions)	$32.1	$32.1	$32.8	$32.8
Optum Rx Quarterly Adjusted Scripts (in millions)	414	414	422	407

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Use of Non-GAAP Financial Measure
Adjusted net earnings per share is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Adjustments to adjusted net earnings per share are as follows:
Intangible Amortization: As amortization fluctuates based on the size and timing of the company’s acquisition activity, management believes this exclusion provides a more useful comparison of the company’s underlying business performance and trends from period to period. While intangible assets contribute to the Company’s revenue generation, the intangible amortization is not directly related. Therefore, the related revenues are included in adjusted earnings per share.
South American Impacts: The loss on the sale of our Brazilian operations completed on February 6, 2024, the loss on our remaining South American operations being classified as held for sale and certain other non-recurring matters impacting our South American operations are not representative of the Company’s underlying business performance and therefore management believes the exclusion presents a more useful comparison of the Company’s underlying business performance and trends from period to period.
Direct Response Costs - Cyberattack: Management believes the exclusion of costs incurred to investigate and remediate the attack, other direct and incremental costs incurred as a result of the cyberattack and incremental costs for accommodations to support care providers presents a more useful comparison of the Company’s underlying business performance and trends from period to period.

UNITEDHEALTH GROUP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(in millions, except per share data; unaudited)
Adjusted Net Earnings Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,		Projected Year Ended December 31,
	2025	2024	2025	2024	2025
Net earnings attributable to UnitedHealth Group common shareholders	$2,348	$6,055	$12,046	$8,862	At least $13,600
Intangible amortization, net of tax (a)	302	322	927	937	~1,225
South American impacts, net of tax (c)	—	13	—	8,282	—
Direct response costs - cyberattack, net of tax (d)	—	261	—	1,307	—
Adjusted net earnings attributable to UnitedHealth Group common shareholders	$2,650	$6,651	$12,973	$19,388	At least $14,825

Diluted earnings per share	$2.59	$6.51	$13.21	$9.53	At least $14.90
Intangible amortization, net of tax, per share (b)	0.33	0.35	1.01	1.01	~1.35
South American impacts, net of tax, per share (c)	—	0.01	—	8.90	—
Direct response costs - cyberattack, net of tax, per share (d)	—	0.28	—	1.41	—
Adjusted diluted earnings per share	$2.92	$7.15	$14.22	$20.85	At least $16.25
(a)     Intangible amortization for the three months ended September 30, 2025 and 2024 was $401 and $426, with tax effects of $(99) and $(104), respectively. Intangible amortization for the nine months ended September 30, 2025 and 2024 was $1,227 and $1,242, with tax effects of $(300) and $(305), respectively. For the projected year ended December 31, 2025 intangible amortization is ~$1,625, with tax effects of ~$(400).
(b)    Intangible amortization per share for the three months ended September 30, 2025 and 2024 was $0.44 and $0.46, with tax effects of $(0.11) and $(0.11), respectively. Intangible amortization per share for the nine months ended September 30, 2025 and 2024 was $1.34 with tax effects of $(0.33). For the projected year ended December 31, 2025 intangible amortization per share is ~$1.75, with tax effects of ~$(0.40).
(c)    South American impacts for the three months ended September 30, 2024 and nine months ended September 30, 2024 were $9 and $8,435, with tax effects of $4 and $(153), respectively. South American impacts per share for the three months ended September 30, 2024 and nine months ended September 30, 2024 were $0.01 and $9.07, with tax effects of $0.00 and $(0.17), respectively.
(d)    Direct response costs - cyberattack for the three months ended September 30, 2024 and nine months ended September 30, 2024 were $341 and $1,710, with tax effects of $(80) and $(403), respectively. Direct response costs - cyberattack per share for the three months ended September 30, 2024 and nine months ended September 30, 2024 were $0.37 and $1.84, with tax effects of $(0.09) and $(0.43), respectively.